                                                                      Exhibit 99


FOR IMMEDIATE RELEASE:

Press Contacts:  Carol Goodrich  John Doorley   Investor Contact: Laura Jordan
                 (908) 423-6022  (908) 423-4081                   (908) 423-5185



        Merck to Sell Interest in Pharmaceutical Joint Venture to DuPont
                                for $2.6 Billion


                      COZAAR/HYZAAR Arrangement to Continue


         Whitehouse Station, N.J., May 19, 1998 -- Merck & Co., Inc. confirmed today that it has reached an agreement with DuPont to sell its one-half interest in the DuPont Merck Pharmaceutical Company to DuPont for $2.6 billion in cash. The DuPont Merck joint venture was formed in January 1991 as a fully-integrated, stand-alone company. The terms of the original joint venture agreement granted Merck an option to sell its interest in the joint venture at this time. After assessing DuPont Merck's prospects and its ability to meet Merck's long-term growth objectives, Merck decided to exercise its option to sell and DuPont agreed to purchase Merck's one-half interest at fair market value.

         The agreement will have no impact on the companies' marketing arrangement for COZAAR/HYZAAR, the leader in a new class of anti-hypertensive agents, which Merck markets and sells worldwide. In addition, Merck and DuPont will continue their research collaboration aimed at discovering and developing a new class of blood clot-preventing compounds called glycoprotein IIb/IIIa platelet blockers. DMP 266, a member of a new class of HIV and AIDS drugs, will be marketed by DuPont as SUSTIVA in the U.S., Canada, and in certain European countries and by Merck as STOCRIN in the rest of the world.

                                    - more -

         Raymond V. Gilmartin, Merck Chairman and CEO, said, "Over the long-term, Merck's overriding financial goal is to remain a top-tier growth company. We decided to exercise our option to sell, based on our assessment of the joint venture's ability to contribute to our long-term growth objective. We do not foresee DuPont Merck being in a position to contribute significantly to Merck's overall growth. Moreover, we would have had to make substantial investments in research and development and in building an infrastructure in Europe to enable DuPont Merck to become competitive with the leading pharmaceutical companies. Accordingly, we believe that selling Merck's 50% stake in the joint venture is in the best interest of our Company and shareholders.

         "While DuPont Merck has great strategic value to DuPont's life sciences business, it has not been a significant contributor to Merck's earnings growth objective. Merck's recent record of innovation and research productivity has allowed us to regain our position as the world's largest pharmaceutical company in terms of prescription drug sales."

         Merck introduced nine new medicines between January 1995 and the end of 1997, and those nine products are fast becoming key drivers of the Company's overall growth. In the last few months alone, Merck has introduced three additional medicines, PROPECIA for male pattern baldness, SINGULAIR for asthma, and COSOPT for glaucoma, to begin the next wave of product introductions. In addition, AGGRASTAT for unstable angina was just approved by the U.S. Food and Drug Administration and MAXALT for migraine headaches is pending regulatory approval. The Company is preparing VIOXX, an anti-inflammatory Cox-2 inhibitor for arthritis and pain, for worldwide regulatory filings later this year.

         Judy C. Lewent, Merck senior vice president and CFO, added, "We continuously evaluate all of our business interests, including our joint ventures, against our own challenging internal benchmarks. While DuPont Merck has performed in line with our general expectations, it has not been a material contributor to our earnings growth."

                                    - more -

         DuPont Merck's recent sales were: $1.3 billion in 1997; $1.3 billion in 1996; and $1.2 billion in 1995. The joint venture's major products include Coumadin, an oral anticoagulant, Sinemet for Parkinson's disease, ReVia, a treatment for alcohol dependency and Cardiolite, a heart-imaging agent. Headquartered in Wilmington, Delaware, DuPont Merck has operations in North America and Europe. The approximately 4,200 employees will transfer to DuPont.

         The parties expect the transaction to be completed in July.

         Merck & Co., Inc. is a global research driven pharmaceutical company that discovers, develops, manufactures and markets a broad range of human and animal health products, directly and through its joint ventures, and provides pharmaceutical benefit services through Merck-Medco Managed Care.


                                      # # #